Pricing Supplement Dated October 12, 2007	Rule 424 (b) (3)

(To Prospectus Dated January 19, 2006)	File No. 333-131150
GMAC LLC
Demand Notes — Floating Rate

Annual Yield:	6.00%

Effective Dates:	10-15-2007 through 10-21-2007